UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report:   March 24, 2010

(Date of earliest event reported)

BIO-RAD LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number : 1-7928

Delaware	94-1381833
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1000 Alfred Nobel Drive

Hercules, California 94547

(Address of principal executive offices) (Zip Code)

(510) 724-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2010, Bio-Rad Laboratories, Inc. (the “Company”) appointed Ted. W. Love, M.D. to its Board of Directors and as a member of the Board’s audit committee.  He replaced Mr. Ruediger Naumann-Etienne who resigned on December 4, 2009.  Dr. Love will stand for election to the Board along with the Company’s other directors at the Company’s annual meeting of stockholders on April 27, 2010.  There is no arrangement or understanding pursuant to which Dr. Love was appointed as director.

On the same basis as the other non-employee directors of the Company, Dr. Love will be entitled to receive a fee of $2,000 per month plus an additional $100 per board meeting for any meetings in excess of 16 per year.  In addition, Dr. Love will be entitled to receive an additional $625 per month for serving on the audit committee.

As a result of Dr. Love’s appointment, the Company regained compliance with the requirements of Section 303.A.07(a) of the New York Stock Exchange (“NYSE”) Listed Company Manual, which requires a listed company to have three independent directors on its audit committee.  On March 25, 2010, the Company received written notice from the NYSE acknowledging that the Company is in compliance with all NYSE corporate governance listing standards.  As a result, the “BC” or “below compliance” indicator, which was previously placed on the Company’s ticker symbol subsequent to Mr. Naumann-Etienne’s resignation, was removed on March 26, 2010.

ITEM 9.01	Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press release of Bio-Rad Laboratories, Inc. dated March 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-RAD LABORATORIES, INC.

Date:	March 29, 2010	By:	/s/ Christine A. Tsingos
Christine A. Tsingos
Vice President, Chief Financial Officer